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                             STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT, dated as of January 30, 1998, by and among Refraco Inc., a Delaware corporation (the "Company"), The Alpine Group, Inc., a Delaware corporation ("Alpine"), Minerals Trading, Inc., a Delaware corporation ("MTI"), and Ralph Feuerring, Charles Gehret, John Gehret and Stanley Weiss (collectively, the "Individual Refraco Stockholders" and, together with Alpine and MTI, the "Stockholders").

                             W I T N E S S E T H :

          WHEREAS,   concurrently  with  the  execution  and  delivery  of
this Agreement, the Company is acquiring American Premier Holdings, Inc., a Delaware corporation ("APHI"), through the statutory merger of APHI with and into the Company (the "Merger"), pursuant to which MTI and the Individual Refraco Stockholders (collectively, the "Minority Stockholders") are acquiring shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of the Company upon the terms and conditions set forth in the merger agreement, dated as of January 18, 1998, by and among Alpine, the Company, APHI and the Minority Stockholders the "Merger Agreement"); and

          WHEREAS,   Alpine,  which  currently  holds  all  of  the  issued
and outstanding shares of common stock, par value $.01 per share (the "Ordinary Common Stock" and, together with the Class B Common Stock, the "Common Stock"), of the Company, and the Minority

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Stockholders desire to enter into this Stockholders Agreement for the purpose of regulating certain aspects of their relationship as stockholders of the Company; and

          WHEREAS, it is in the best interests of the Company and the Stockholders that such aspects of their relationship be so regulated;

          NOW,  THEREFORE,  in  consideration  of  the  foregoing,   the
mutual covenants  and  agreements  contained  herein  and for other  good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          Section 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined).

          "Affiliate"of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

         "Agreement"   means  this   Stockholders   Agreement,   including
all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in force and effect at the time such reference becomes operative.

         "By-Laws" means the By-Laws of the Company, as the same may be in force and effect as of the date hereof.

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         "Certificate of Incorporation" means the Certificate of
Incorporation of the Company, as the same may be in force and effect as of the date hereof.

         "Closing" means the closing of the Merger, which shall occur on the date hereof.

         "Convertible Securities" means any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Person"means an individual, corporation, partnership, association, trust or any unincorporated organization.

         "Put Right" means the right of each of the Minority Stockholders to elect to sell to the Company shares of Class B Common Stock on the terms and conditions set forth in the Certificate of Incorporation.

         "Registration Rights Agreement" means that certain agreement, dated as of the date hereof, by and among the Company, Alpine and the Minority Stockholders pursuant to which the Company grants the Minority Stockholders certain registration rights.

         "Rule 144 Sales" means open market sales pursuant to Rule 144 under the Securities Act (or any successor rule or regulation).

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          "Securities Act" means the Securities Act of 1933, as
amended.

          Section 2.     Certain Agreements.

          2.1 Board of Directors. Each Stockholder shall vote (or shall cause to be voted) all of the shares of Common Stock owned or controlled by such Stockholder (including any shares of Common Stock hereafter acquired), at any regular or special meeting of stockholders of the Company, shall take all action by written consent in lieu of such meeting of stockholders, and shall take all other actions necessary, to ensure:

               (a) that the Board of Directors of the Company shall consist of such number of directors as may be determined by Alpine in its sole discretion (which number shall be greater than or equal to 10 so long as Alpine owns at least 80% of the outstanding Common Stock and the Minority Stockholders have their rights to designate board members hereunder); and

               (b) that there shall be elected as members of the Board of Directors:

                    (i)  one individual designated by MTI;

                    (ii) one individual designated by the Individual Refraco Stockholders collectively, as determined by the vote or consent of the Individual Refraco Stockholders holding a majority of the Common Stock held in the aggregate by all of the Individual Refraco Stockholders; and

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                    (iii)  the  individuals  designated  by  Alpine  to fill
the remaining directorships.

          2.2 Removal. Any or all of the directors may be removed at any time, either with or without cause, by the affirmative vote or action by written consent of holders of a majority of the then outstanding Common Stock in accordance with the By-Laws; provided, however, that any director designated by MTI pursuant to the provisions of Section 2.1(b)(i) and any director designated by the Individual Refraco Stockholders collectively pursuant to the provisions of Section 2.1(b)(ii) may be removed at such time and in such manner only with cause and otherwise may be removed only by the party that designated such director.

          2.3 Vacancies. In the event that a vacancy is created on the Board of Directors of the Company by the death, disability, retirement, resignation or removal (with or without cause) of a director, or otherwise there shall exist or occur any vacancy on the Board of Directors of the Company, each Stockholder hereby agrees to use its or his best efforts to cause the remaining directors to vote or take action by written consent, in accordance with the By-Laws, for the election of a nominee to be designated by the entity or group which had designated or was entitled to designate the director whose position has become vacant, provided that such designee was not previously a director of the Company or any of its Affiliates who was removed for cause from the Board of Directors of the Company or any of its Affiliates.

          2.4 No Proxies. Each Stockholder covenants and agrees that, except
(i) as a result of transfers expressly permitted by, and pursuant to and in accordance with, this

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Agreement and (ii) as otherwise provided in the last sentence of Section 2.5 hereof, such Stockholder will have sole voting power with respect to such Stockholder's Common Stock and will not grant any proxy with respect to such Common Stock, enter into any voting trust or other voting agreement or arrangement with respect to such Common Stock or grant any other rights to vote such Common Stock other than the agreement to vote such Common Stock set forth herein.

          2.5 Further Assurances. In order to effectuate the provisions of this

Section 2, the Stockholders hereby agree that when any action or vote is required to be taken by such Stockholders pursuant to this Agreement, such Stockholders shall use their respective best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings in accordance with the General Corporation Law of the State of Delaware, to effectuate such action. In addition, if any Stockholder shall fail to vote as required by the specific terms of this Section 2, such Stockholder shall be deemed to have irrevocably constituted and appointed the other Stockholders as his proxy coupled with an interest to vote such Stockholder's Common Stock on a pro rata basis in accordance with the terms of this Section 2.

          2.6 Affiliate  Transactions.  During the term of this  Agreement,
(a) Alpine will continue to provide to Refraco the same level of staff support for corporate and administrative services that is currently being provided, on a basis consistent with past practice using existing staff and replacements thereof, but there shall be no charge by Alpine to Refraco for such staff support (other than for out-of-pocket costs reasonably incurred in connection therewith and

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the cost for employees of Alpine who devote substantially all their business time to Refraco) and (b) neither Alpine nor any of its Affiliates (other than any of Refaco's Subsidiaries) shall enter into any agreement or arrangement with Refraco or any of its Subsidiaries other than as contemplated by this Agreement, except for agreements or arrangements on an arm's length basis at rates or charges to Refraco or its Subsidiaries that are not less favorable than could be obtained by them from an unrelated third party. In connection with the administration of any insurance maintained by Alpine both for Refraco and for Alpine and other Subsidiaries of Alpine, Alpine shall submit and prosecute claims and otherwise provide such administration in a fair and equitable manner and shall not intentionally take any action in connection therewith that would give a preference or advantage to Alpine or to one Subsidiary over another under circumstances when Alpine has the ability to act in an manner that would not provide such a preference or advantage. Alpine shall purchase excess general liability insurance in the amount of $10 million for the benefit of Refraco.

          Section 3.     Restrictions on Transfer of Shares of the Company.

          3.1  Transfer Restricted.

               3.1.1 No Common Stock, or any interest therein, shall be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, directly or indirectly, except in accordance with the provisions of this Agreement or as required by applicable law. The Company shall not transfer upon its books and records any shares of Common Stock purported to be transferred to any Person in violation of this Agreement.

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               3.1.2 In addition to each other restriction on transfer
contained in this  Agreement,  except  for Rule 144  Sales,  a sale of shares in a public offering  and a transfer to the  Company,  no  Stockholder shall sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of Common Stock or any interest therein to any Person
(regardless of the manner in which such Stockholder initially acquired such Common Stock), unless (a) the certificates representing the shares issued
to the  transferee  bear  appropriate  legends reflecting   the
restrictions   on  transfer   contained  in  this   Agreement substantially
to the following effect:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 30, 1998 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT."

and (b) the transferee shall have executed and delivered to the Company, as a condition to its acquisition of the Common Stock, an appropriate document confirming that such transferee takes such shares subject to all the terms and conditions of this Agreement.

               3.1.3 In addition to each other restriction on transfer contained in this Agreement, no Stockholder shall sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of Common Stock, or any interest therein, to any Person unless such sale, assignment, transfer, pledge or other encumbrance or disposition is pursuant to an effective registration statement under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

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               3.1.4 The  restrictions  on transfer  contained in this
Agreement are in addition to, and not in limitation of, each other restriction on transfer contained in the Merger Agreement.

          3.2 Certain Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, the restrictions contained in Section 3.3 of this Agreement shall not apply to the transfers of Common Stock described in clauses (a), (b) and (c) below and the restrictions contained in Sections 3.4, 3.5 and 3.6 of this Agreement shall not apply to transfers of Common Stock described in any of the following clauses:

          (a) any transfer to a legal representative in the event any Stockholder who is an individual becomes mentally incompetent;

          (b) any transfer by Alpine to a corporation or other entity that owns, directly or indirectly, 100% of the equity of Alpine (an "Alpine Parent") or to any wholly-owned direct or indirect subsidiary of such Alpine Parent (an "Alpine Controlled Subsidiary"), it being understood with respect to such Alpine Controlled Subsidiary that the later sale, liquidation or spin-off of such Alpine Controlled Subsidiary or other transaction in which the Alpine Parent ceases to control, directly or indirectly, 100% of the equity of the Alpine Controlled Subsidiary would constitute an indirect sale of Common Stock, which sale may only be made in compliance with the terms and restrictions set forth in this Agreement;

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          (c) any pledge by Alpine of the shares of Common  Stock owned by it to any lender or trustee under any credit agreements or indentures with respect to borrowed money of Alpine or the Company;

          (d) any transfer without consideration by a Stockholder who is an individual to the spouse or issue of such Stockholder or to a trust of which there are no principal beneficiaries other than such Stockholder or the spouse or issue of such Stockholder;

          (e) any transfer by a Stockholder that is not an individual to a corporation or other entity that owns, directly or indirectly, 100% of the equity of such entity (a "Parent") or to any wholly-owned direct or indirect subsidiary of such Parent (a "Controlled Subsidiary"), it being understood with respect to such Controlled Subsidiary that the later sale, liquidation or spin-off of such Controlled Subsidiary or other transaction in which the Parent ceases to control, directly or indirectly, 100% of the equity of the Controlled Subsidiary would constitute an indirect sale of Common Stock, which sale may only be made in compliance with the terms and restrictions set forth in this Agreement;

          (f)  any transfer between Stockholders; or

          (g) any transfer by a Stockholder to the Company pursuant to any agreement between the Company and such Stockholder;

provided that in the cases of (a) through (f), each transferee agrees in writing to take such Common Stock subject to, and to comply with, the restrictions on transfer contained in this

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Agreement.  In addition,  none of the restrictions on transfers of Common
Stock contained in this Agreement shall apply to a transfer by a Stockholder who is an individual upon his death, by will, by the laws of descent or by operation of law, except that any such transfer shall be subject to the requirements of Section 3.1.2 of this Agreement. Any transfer of Common Stock pursuant to and in compliance with this Section 3.2 shall be a permitted transfer under this Agreement, and any transferee of Common Stock pursuant to and in compliance with this Section 3.2 (other than the Company) is herein referred to as a "Permitted Transferee." Each Permitted Transferee, if not previously a Minority Stockholder, shall, upon consummation of the transfer, be deemed a Minority Stockholder for purposes of this Agreement.

          3.3  Holding Periods.

               3.3.1  Each  Minority   Stockholder  shall  not  sell,
exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of its or his shares of Common Stock, or enter into any contract or arrangement with respect to any of the foregoing matters, during the period commencing on the date of the Closing and ending on the thirty-third monthly anniversary thereof, except (i) for transfers described in Section 3.2(a) of this Agreement or the third from last sentence of Section 3.2 of this Agreement, (ii) pursuant to Section 3.5 or 3.6 of this Agreement, (iii) pursuant to the terms of the Registration Rights Agreement, (iv) pursuant to the terms of the Guaranty (as defined in the Merger Agreement), (v) pursuant to the exercise of the Put Right following acceleration, if any, of such right as provided in the Certificate of Incorporation, or (vi) by reason of a transaction described in clause (z) of Section 3.3.2.

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               3.3.2 Except for  transfers  permitted  under Section 3.2 of this Agreement, Alpine agrees that it will not, and will not enter into any contract or agreement or adopt any resolution to (a) sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of its equity interest in the Company or the capital stock of American Premier Inc., APHI's wholly-owned subsidiary ("API"), or enter into any contract or arrangement with respect to any of the foregoing matters, or (b) cause or permit the Company to liquidate or to sell, exchange, distribute or otherwise dispose of any of the assets of API (other than in the ordinary course of its business and except for transfers to a wholly-owned subsidiary of the Company) during the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that nothing herein will prevent Alpine from (x) responding to, negotiating with respect to or completing a transaction resulting from, an unsolicited offer received prior to that time which the Board of Directors of Alpine determines is necessary in order to comply with its fiduciary obligations to Alpine's public shareholders, (y) causing the merger of API, API Technologies and Adience, or (z) causing the acquisition of the Company in a transaction that qualifies as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), in which the shareholders of the Company receive solely stock of the acquiring corporation as consideration for their capital stock of the Company and that does not affect the treatment for tax purposes of the Split-Off as a tax free distribution to MTI under Section 355(a) of the Code and the Merger as an "A" reorganization under Section 368(a)(1)(A) of the Code.

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          3.4  First  Offer  Rights.  The  Minority  Stockholders  may  sell or otherwise transfer Common Stock only in compliance with the provisions of this Section 3.4 and Section 3.3.1 of this Agreement, except for sales and transfers permitted by the exceptions to Section 3.3.1.

               3.4.1 Any Minority Stockholder desiring to sell or otherwise transfer Common Stock in compliance with this Section 3.4 (a "Selling Stockholder") shall first deliver written notice to Alpine, the Company and the other Minority Stockholders (the "Notice of Offer"), which Notice of Offer shall specify: (i) the number of shares of Common Stock owned by the Selling Stockholder which such Selling Stockholder wishes to sell (the "Offered Shares"); (ii) the proposed cash purchase price per share of the Offered Shares (the "Offer Price"); and (iii) the name of the prospective purchaser and all other material terms and conditions of the offer. The Notice of Offer shall constitute an irrevocable offer by the Selling Stockholder to sell to the other Stockholders the Offered Shares at the Offer Price, as hereinafter provided.

               3.4.2 Within 15 days following their receipt of the Notice of Offer, each of the Minority Stockholders other than the Selling Stockholder (the "Retaining Stockholders") shall notify the Company, Alpine, the Selling Stockholder and the other Minority Stockholders in writing as to the number of Offered Shares, if any, up to his or its pro rata portion of the Offered Shares (based on the number of shares of Common Stock owned by such Retaining Stockholder compared to the number of shares of Common Stock owned by all Retaining Stockholders), that it or he is electing to purchase (such notification is hereinafter referred to as the "Stockholder's Acceptance" and each Retaining Stockholder electing to purchase Offered

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Shares is hereinafter referred to as an "Accepting Stockholder"). If any
Retaining Stockholder does not provide a Stockholder's Acceptance to the Company, Alpine, the Selling Stockholder and the other Minority Stockholders within such 15-day period, such Retaining Stockholder shall be deemed to have declined to purchase any of the Offered Shares. A Stockholder's Acceptance shall be deemed to be an irrevocable commitment to purchase at the Offer Price from the Selling Stockholder the number of Offered Shares which such Accepting Stockholder has elected to purchase pursuant to its or his Stockholder's Acceptance.

               3.4.3 If any Retaining Stockholder fails to exercise his right to purchase his full pro rata portion of the Offered Shares, each of the Accepting Stockholders who has exercised his right to purchase his full pro rata portion of the Offered Shares shall have an additional five days after the expiration of such 15-day period in which to give to the Selling Stockholder and to the other Accepting Stockholders who have exercised their right to purchase their full pro rata portion of the Offered Shares further notice (the "Further Notice") of his election to purchase all or a part of the Offered Shares that the Retaining Stockholders have not theretofore elected to purchase (the "Remaining Shares"). Each Further Notice shall state the number of additional shares which the Stockholder giving the Further Notice elects to purchase. The Remaining Shares shall be apportioned among those Stockholders who have given a Further Notice as follows:

          (a) Each Stockholder who has given a Further Notice and who has not yet been apportioned that number of additional shares that he elected to purchase in his Further Notice (a "Participating Stockholder") shall be apportioned the lesser of (i) that number

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      of additional shares that he elected to purchase in his Further Notice and which he has not yet been apportioned pursuant to this Section 3.4.3(a) or (ii) his Pro Rata Portion of the Unpurchased Shares, whichever is lesser.

          (b) If the apportionment in Section 3.4.3(a) is followed and there remain at least one Participating Stockholder and any Unpurchased
      Shares, the procedure described in Section 3.4.3(a) shall be repeated.

          (c) For purposes of this Section 3.4.3, "Unpurchased Shares" shall be the Remaining Shares that have not yet been apportioned to Participating Stockholders pursuant to Section 3.4.3(a), and a Participating Stockholder's "Pro Rata Portion" of the Unpurchased Shares shall be the number of Unpurchased Shares multiplied by the fraction determined by dividing the number of shares of Common Stock that such Participating Stockholder held on the date the Company received the Notice of Offer by the number of shares of Common Stock that all of the Participating Stockholders held on the date the Company received the Notice of Offer.

               3.4.4 If the Retaining Stockholders do not elect to purchase all of the Offered Shares available for purchase under this Section 3.4, Alpine shall, within 30 days following the Company's receipt of the Notice of Offer, notify the Company and the Selling Stockholder in writing as to the number of remaining Offered Shares, if any, it is electing to purchase (such notification is hereinafter referred to as the "Alpine Acceptance"). If Alpine does not provide the Alpine Acceptance to the Company and the Selling Stockholder within such

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30-day period, Alpine shall be deemed to have declined to purchase any of the
Offered Shares. The Alpine Acceptance shall be deemed to be an irrevocable commitment to purchase from the Selling Stockholder at the Offer Price the number of Offered Shares which Alpine has elected to purchase pursuant to the Alpine Acceptance.

               3.4.5 If the Retaining Stockholders and Alpine do not elect to purchase all of the Offered Shares available for purchase under this
Section 3.4, the Selling Stockholder (a) shall be under no obligation to sell any of the Offered Shares to any Stockholder, unless the Selling Stockholder so elects, and (b) may, within a period of 180 days from the date of the Notice of Offer, and subject to the terms and conditions of this Section 3.4.5, sell any or all of the Offered Shares to one or more third parties (each a "Third Party Transferee") for cash at a price per share not less than the Offer Price, and on such other terms and conditions as are no more favorable to the proposed Third Party Transferee than those specified in the Notice of Offer. Upon any such sale, the Third Party Transferee of such Offered Shares shall execute an agreement in form and substance reasonably satisfactory to the Company and the Stockholders pursuant to which such Third Party Transferee agrees that the Offered Shares it is acquiring from the Selling Stockholder are subject to the provisions of this Agreement. Any Third Party Transferee to whom Offered Shares are transferred pursuant to and in compliance with this Section 3.4.5 shall, with respect to such shares upon consummation of such transfer, be deemed a Minority Stockholder. If the Selling Stockholder does not complete the sale of the Offered Shares within such 180-day period, the provisions of this Section 3.4 shall again apply, and no

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sale of such Offered Shares by the Selling Stockholder shall be made otherwise than in accordance with the terms of this Agreement.

               3.4.6 The closing of purchases of Offered Shares by the Accepting Stockholders and/or Alpine pursuant to this Section 3.4 shall take place no later than 45 days after the date of the Notice of Offer, at 10:00 A.M. local time at the principal offices of the Company, or at such other date, time or place as the parties to the sale may agree. At least five business days prior to such closing, the Company shall notify the Selling Stockholder in writing of the names of the purchasers and the portion of the Offered Shares to be purchased by each. At such closing, the Selling Stockholder shall sell, transfer and deliver to each purchaser its or his full right, title and interest in and to the Offered Shares so purchased by such purchaser, free and clear of all liens, security interests, adverse claims or restrictions (other than those contained herein) of any kind and nature, and shall deliver to each purchaser a certificate or certificates representing the Offered Shares sold to such purchaser, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed, and any other documents necessary for transfer. Simultaneously with the delivery of such certificates, each purchaser of the Offered Shares shall deliver to the Selling Stockholder, by wire transfer of immediately available funds to such bank account as the Selling Stockholder shall designate, a cash amount equal to the product of the Offer Price and the number of Offered Shares being acquired by such purchaser, in full payment of the purchase price of the Offered Shares purchased.

          3.5  Right to Join in Sale.

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               3.5.1 If Alpine  proposes  in a single  transaction  or series of related transactions permitted by Section 3.3.2 and the other terms and provisions of this Agreement to transfer all or a portion of the Common Stock held by it to one or more third parties (a "Transaction"), then Alpine shall refrain from effecting a Transaction unless, prior to the consummation thereof, the Minority Stockholders shall have been afforded the opportunity to join in such Transaction on a pro rata basis, as hereinafter provided. Any purported transfer by Alpine subject to this
Section 3.5 not made in compliance with this Section 3.5 shall be void and shall not be consummated upon the books and records of the Company.

               3.5.2 Prior to the consummation of any Transaction, Alpine shall cause each person or persons that propose to acquire Common Stock in the Transaction (the "Proposed Purchasers") to offer (the "Purchase Offer") in writing to purchase from the Minority Stockholders that number of shares of Common Stock from each such Minority Stockholder that constitutes the same percentage of the aggregate number of shares of Common Stock held by each such Minority Stockholder as the percentage determined by dividing the number of shares of Common Stock to be purchased from Alpine by the aggregate number of shares of Common Stock held by Alpine, at the same price per share, and on such other terms and conditions, as the Proposed Purchaser has offered to purchase the Common Stock to be sold by Alpine. Each of the Minority Stockholders shall have 15 days from the receipt of the Purchase Offer in which to accept the Purchase Offer and, to the extent any such Minority Stockholder accepts such Purchase Offer in accordance with the terms hereof, the number of shares of Common Stock to be sold by Alpine shall be reduced.

               3.5.3 The  provisions  of this Section 3.5 shall not apply to
(w) Rule 144 Sales by Alpine otherwise permitted by this Agreement, (x) a sale by Alpine of shares in a public offering (it being understood that nothing herein shall limit the Minority Stockholders' rights under the Registration Rights Agreement) and (y) transfers by Alpine to Permitted Transferees in accordance with Section 3.2. Alpine shall notify any third party transferee that the transfer of Common Stock pursuant to this Section 3.5 is subject to this Agreement and shall ensure that no Transaction is consummated without compliance with this Section 3.

          3.6  Right to Require Sale.

               3.6.1 If Alpine proposes in a single transaction or series of related transactions permitted by Section 3.3.2 and the other terms and provisions of this Agreement to transfer all of the shares of Common Stock held by it to one or more third parties, then Alpine shall have the right to require each of the Minority Stockholders, upon 15 days' written notice, to sell all of its or his shares of Common Stock to such third party(ies) at the same price per share (the "Drag-Along Price"), and on such other terms and conditions, as such third party(ies) has offered to purchase the Common Stock to be sold by Alpine, provided that the Drag-Along Price equals or exceeds the price then payable by the Company upon exercise of the Put Right (assuming the Put Right were accelerated if it is not otherwise then exercisable); provided, however, that if the Drag-Along Price is not payable solely in cash or marketable securities or a
combination   thereof,   then  in  connection  with  any  such   transaction
or transactions, Alpine shall provide to the Minority Stockholders the right to require Alpine to purchase from the Minority Stockholders the consideration received in such transaction or transactions other than cash or marketable securities on terms and conditions that are substantially equivalent to the terms of the Put Right and the Accelerated Put Right (as defined in the Guaranty by Alpine in favor of the Minority Stockholders entered into on the date hereof).

               3.6.2 The  provisions  of this Section 3.6 shall not apply to
(w) Rule 144 Sales by Alpine otherwise permitted by this Agreement, (x) a sale by Alpine of shares in a public offering (it being understood that nothing herein shall limit the Minority Stockholders' rights under the Registration Rights Agreement) and (y) transfers to Permitted Transferees in accordance with Section 3.2. Alpine shall notify any third party transferee that the transfer of Common Stock pursuant to this Section 3.6 is subject to this Agreement and shall ensure that no Transaction is consummated without compliance with this Section 3.

          Section 4. Preemptive Rights. The Company hereby grants to each of the Minority Stockholders a preemptive right to purchase all or any part of such Minority Stockholder's "pro rata share" (as defined in this Section 4) of any "New Securities" (as defined in this Section 4) that the Company may, from time to time, propose to sell or issue. Such preemptive right shall be subject to the following provisions of this Section 4.

          4.1 "Pro Rata Share." A Minority Stockholder's "pro rata share," for purposes of this Section 4, is the ratio that (i) the number of shares of Common Stock then held by such Minority Stockholder bears to (ii) the total number of shares of Common Stock then held by all Stockholders.

          4.2 "New Securities." "New Securities" shall mean any shares of capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase such shares, and any Convertible Securities of any type whatsoever; provided, however, that "New Securities" shall not include (i) securities offered to the public generally pursuant to an effective registration statement under the Securities Act, (ii) securities issued pursuant to a merger, purchase of shares, purchase of assets or other reorganization whereby the Company acquires not less than 20% of the voting power of another corporation, (iii) Common Stock issued to officers, directors or employees of, or independent consultants to, the Company pursuant to stock options granted or other employee benefit plans adopted after the date hereof on terms approved by the Board of Directors of the Company (including a majority of the members of the Board of Directors who are not officers or employees of the Company (or any relative thereof)), (iv) shares of the Company's capital stock issued pursuant to any rights or agreements, including, without limitation, Convertible Securities, provided that the preemptive rights established by this Section 4 apply with respect to the initial sale or grant by the Company of such rights or agreements, or
(v) shares of the Company's capital stock issued in connection with any stock split, stock dividend or recapitalization by the Company.

          4.3 Procedure. In the event that the Company proposes to undertake an issuance of New Securities, the Company shall give each Minority Stockholder written notice of its intention (the "Original Notice"), describing the type of New Securities and the price and material terms upon which the Company proposes to issue the same. Each Minority Stockholder shall have 15 days from the date any such Original Notice is given to agree to purchase all or any part of its pro rata share of such New Securities for the price and upon the general terms specified in the Original Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. In the event that one or more, but not all, of the Minority Stockholders exercises in full its preemptive right within such 15-day period, the Company shall, upon the expiration of such 15-day period, give each Minority Stockholder having exercised such right (an "Exercising Stockholder") written notice containing the quantity of New Securities with respect to which any Minority Stockholder's preemptive rights were not exercised (the "Remaining New Securities"). Each Exercising Stockholder shall have 10 days from the date any such notice is given to elect to purchase all or any part of the Remaining New Securities for the price and upon the general terms specified in the Original Notice by giving written notice to the Company and stating therein the quantity of Remaining New Securities to be purchased. If the Exercising Stockholders have elected to purchase a number of Remaining New Securities that in the aggregate exceeds the total number of Remaining New Securities, the Remaining New Securities shall be allocated among the Exercising Stockholders on a basis consistent with the procedures set forth in Section 3.4.3 of this Agreement.

          4.4 Failure to Exercise Preemptive Rights. In the event that any Minority or Exercising Stockholder fails to exercise in full its preemptive right within the aforementioned time periods, the Company shall have 180 days thereafter to sell the New Securities with respect to which any such Minority or Exercising Stockholder's preemptive rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Original Notice. In the event the Company has not sold the New Securities within such 180-day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Minority Stockholders in the manner provided above.

          Section 5. Representations and Warranties. Each of the parties hereto severally as to itself or himself, and not jointly, hereby represents and warrants to each of the other parties to this Agreement that:

          (i) such party has the full right, power and authority to execute, deliver and perform this Agreement (and any other agreements or instruments to be executed by such party in connection herewith);

          (ii) this Agreement has been duly executed and delivered by or on behalf of such party and constitutes (and each other agreement or instrument to be executed by such party in connection herewith will, upon such execution, have been duly executed and delivered by or on behalf of such party and will constitute) a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by the application of general equity principles;

          (iii) no consent, approval, authorization or order of any Person is required for the execution, delivery or performance of this Agreement (or any such other agreement or instrument) by such party;

          (iv) neither the execution, delivery nor performance of this Agreement (or any such other agreement or instrument) by such party will (A) conflict with, or result in a breach of, or constitute a default under, or result in a violation of, any agreement or instrument to which such party is a party or by which such party or its or his property is bound, or (B) result in the violation of any applicable law or order, judgment, writ, injunction, decree or award of any Governmental Authority; and

          (v) the Common Stock held by such party is being held for its own account for investment and without a view to the public distribution of such Common Stock or any interest therein.

          Each of the parties hereto agrees that the representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

          Section 6.     Termination.

          6.1 Entire Agreement. If at any time the Minority Stockholders do not own any of the outstanding shares of Common Stock, this Agreement will terminate, without any other action by the parties or otherwise.

          6.2 Right to Designate Directors. If at any time the Common Stock is registered under the Securities Exchange Act of 1934, as amended, Section 2 of this Agreement will terminate immediately after the first election of directors following the effective date of such registration, without any other action by the parties or otherwise. If at any time MTI (or its

Permitted Transferees or Permitted Transferees of Permitted Transferees) or the Individual Refraco Stockholders collectively (or their Permitted Transferees or Permitted Transferees of Permitted Transferees) own less than 2.5% of the Common Stock, Section 2 of this Agreement will terminate with respect to such Minority Stockholder(s), without any other action by the parties or otherwise.

          Section 7. Confidentiality. Each Stockholder agrees that, unless the Company otherwise consents, such Stockholder will maintain the confidentiality of any confidential information relating to, and provided to it by, Alpine, the Company or any of its subsidiaries; provided, however, that any Stockholder may disclose any such information (i) to such Stockholder's Affiliates, and to such Stockholder's and such Affiliates' officers, directors, employees, partners, agents, accountants, counsel and other professional advisors, (ii) that is or has become generally available to the public, (iii) as may be required or appropriate in any filing, report, statement or testimony submitted to any Governmental Authority, (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (v) to comply with any law, order, regulation or ruling applicable to such Stockholder, (vi) to the extent necessary to enforce the provisions of this Agreement, and (vii) to any prospective transferee in connection with any contemplated transfer of any of the shares of Common Stock (or any interest therein) by such Stockholder, provided that such prospective transferee agrees to be bound by this Section 7 to the same extent as such Stockholder.

          Section 8.     Miscellaneous.

          8.1 Specific Performance. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance. Notwithstanding the foregoing, the parties agree that the Minority Stockholders shall not be entitled to, and shall not seek, an injunction or other temporary relief restraining the breach, alleged breach or threatened breach of the covenant of Alpine set forth in Section
3.3.2 in the event that such breach, alleged breach or threatened breach arises out of or relates to a transaction that Alpine has notified the Minority Stockholders is intended to qualify as a reorganization that is described in clause (z) of Section 3.3.2, and the Minority Stockholders shall not be entitled to, and shall not seek, the ordering of specific performance with respect to any such matter; provided, however, that nothing herein shall limit, or be deemed to waive, the rights of the Minority Stockholders to seek monetary relief against Alpine or any other Person.

          8.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

          8.3 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without giving effect to the choice of law principles thereof.

          8.4 Entire Agreement; Amendment; Waiver. This Agreement: (a) contains the entire agreement among the parties hereto with respect to the subject matter hereof, (b) supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto, and (c) may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by the parties hereto. No waiver of any term or provision of this Agreement shall be effective unless in writing signed by the party to be charged. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          8.5 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective Permitted Transferees, legal representatives, successors and Third Party Transferees; provided, however, that none of the rights of any Stockholder or group of Stockholders to designate director(s) under the provisions of Section 2 hereof shall be transferable to a Third Party Transferee. Any transfer not in compliance with the provisions of this Agreement shall be null and void and of no effect.

          8.6 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

          8.7 Notice. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (x) on the date of delivery, if delivered personally or by telecopier, receipt confirmed, (y) on the second following business day, if delivered by a recognized overnight courier service, or (z) seven days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the party to whom it is directed at the address set forth below (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

          If to the Company or Alpine:

          c/o The Alpine Group, Inc.
          1790 Broadway
          New York, New York  10019-1412
          Attention:  Stewart H. Wahrsager, Esq.
          Fax:  (212) 757-3423


          with a copy to:


          Proskauer Rose LLP
          1585 Broadway
          New York, New York  10036-8299
          Attention:  Ronald R. Papa, Esq.
          Fax: (212) 969-2900


          If to MTI:


          c/o CE Minerals Inc.
          901 East 8th Avenue
          King of Prussia, Pennsylvania  19406
          Attention:  Timothy J. McCarthy
          Fax: (610) 337-1387
          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153
          Attention:  Ellen J. Odoner, Esq.
          Fax: (212) 310-8007

          If to the Individual Refraco Stockholders:

          Ralph Feuerring
          11111 Biscayne Boulevard
          Miami, Florida  33161
          Fax: (305) 893-3843

          Charles H. Gehret
          5275 Militia Hill Road
          Plymouth Meeting, Pennsylvania  19462
          Fax: (610) 649-5639

          John Gehret
          56 Crosby Brown Road
          Gladwyne, Pennsylvania  19035
          Fax: (610) 649-5639

          Stanley A. Weiss
          American Premier, Inc.
          1717 Pennsylvania Avenue, NW
          Suite 350
          Washington, DC  20006-4603
          Fax: (202) 296-8099

          with copies to:

          Duane, Morris & Heckscher LLP
          122 East 42nd Street, Suite 3300
          New York, New York 10168
          Attention:  Robert J. Hasday, Esq.
          Fax: (212) 692-1020

          and

          Bernard Petrie, Esq.

          633 Battery Street
          San Francisco, California 94111
          Fax: (415) 982-4746



          8.8 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   REFRACO INC.



                                   By: /s/ Bragi F. Schut
                                       --------------------------------------
                                       Name: Bragi F. Schut
                                       Title: Executive Vice President


                                   THE ALPINE GROUP, INC.



                                   By: /s/ Bragi F. Schut
                                       --------------------------------------
                                       Name: Bragi F. Schut
                                       Title: Executive Vice President


                                   MINERALS TRADING, INC.



                                   By: /s/ John A. Lindstrom
                                       --------------------------------------
                                       Name: John A. Lindstrom
                                       Title: Vice President

                                      /s/ Charles Gehret
                                      --------------------------------------
                                      Name: Charles Gehret

                                      /s/ John Gehret
                                      --------------------------------------
                                      Name: John Gehret

                                      /s/ Ralph Feuerring
                                      --------------------------------------
                                      Name: Ralph Feuerring

                                      /s/ Stanley Weiss
                                      --------------------------------------
                                      Name: Stanley Weiss